Exhibit 10.6

tyco Electronics	Jane Leipold Vice President, Global Human Resources Phone: 717-810-4901 Fax: 717-810-4964 jaleipol©tycoelectronics.com

May 26, 2006

Mr. Terrence Curtin

2901 Fulling Mill Road

Mail Stop 140-53

Middletown, Pa. 17057

Personal & Confidential

Dear Terrence:

As you know, Tyco International Ltd. (“Company”) intends to separate its business operations into three publicly-traded, stand-alone companies (such separation will be referred to as the “Transactions”).  To acknowledge your critical importance to the ongoing successful operation of the Tyco Electronics business, you have been selected to participate in the Tyco Electronics Transition Incentive Bonus Program (the “Program”), in accordance with the terms of this agreement (the “Agreement”).

As a condition to receiving any amounts described in this Agreement, you are required to comply with the terms and conditions of not only this Agreement, which includes a requirement that you keep confidential your eligibility to participate in the Program, and all aspects of your participation, but also any Confidentiality Agreement you may have executed in connection with the Transactions.  In addition, you will not be entitled to receive or retain any amounts or benefits hereunder if it is determined by the Company or its Affiliates (“Tyco”) before or after the effective date of your termination of employment that you have violated the Tyco Guide to Ethical Conduct.  As a condition to receiving any amounts under the Agreement, you will need to execute and return this Agreement to Jane Leipold by June 10, 2006.

1.              Transition Incentive Bonus.

As a Participant in the Program, you are eligible to receive a Transition Incentive Bonus (the “Bonus”) of $325,000, payable as of the Closing Date of the Transactions (the “Closing Date”).  Payment will be made no later than 30 days following the Closing Date.  Notwithstanding the foregoing, the Bonus shall not be paid to you unless you are actively employed with Tyco Electronics, or its successor, on the Closing Date.  However, if your employment with Tyco Electronics, or its successor, is terminated in connection with the Transactions in circumstances that entitle you to severance benefits under the Tyco international (US) Inc. Severance Plan for U.S. Officers and Executives (the “Severance Plan”), you will be entitled to receive the full amount of the Bonus no later than 30 days following the Closing Date.

2.              Confidentiality

Except as required by any court or governmental entity, you agree not to disclose or discuss with any person for a period commencing on the date hereof and until twelve (12) months after the Closing Date, your eligibility to participate or any terms and conditions of your participation in the Program.  However, you are permitted to discuss such participation with your spouse or domestic partner, lawyer and financial adviser.

3.              Cooperation

In consideration of the payments and benefits hereunder, you agree to use your best efforts to fully cooperate with Tyco and its outside advisors to ensure the successful completion of the Transactions.

4.              Effect on Benefit Plans

Amounts payable under this Agreement shall not be treated as compensation for purposes of computing or determining any benefit under any pension, savings, severance, bonus/incentive, insurance, or other employee compensation or benefit plan of Tyco.

5.              Interpretation of the Agreement

The Senior Vice President — Human Resources of Tyco International (US) Inc. (the “SVP—HR”) will have the sole discretionary authority to interpret the terms of this Agreement and resolve any disputes that may arise hereunder, and any determinations made under this Section 5 will be final and binding on all parties.

6.              Legal Remedy

You acknowledge that a remedy at law for any breach or threatened breach of this Agreement would be inadequate and therefore you agree that Tyco shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach.  In the event of any action arising from or relating to this Agreement, the party substantially prevailing shall recover its costs, including reasonable attorneys’ fees.

7.              Choice of Law

This Agreement shall be governed by the laws of the State of New York.

8.              Assignment

Neither this Agreement nor any rights or obligations created herein may be assigned or delegated by you.

9.              Severability

If any provision of this Agreement is declared invalid, illegal or unenforceable by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall continue in full force and effect.

10.       Withholding for Taxes

All amounts payable under this Agreement shall be subject to applicable withholding taxes as determined by Tyco.

11.       Compliance with internal Revenue Code Section 409A

Tyco shall have the right to modify the timing and/or the method of payment of any amounts payable under this Agreement to the extent that it reasonably determines necessary to comply with Section 409A of the Internal Revenue Code.  Such determination will be made in the sole discretion of the SVP—HR.  By way of example and not limitation, the SVP—HR may delay commencement of any amounts payable hereunder that are subject to Code Section 409A until at least six months following your termination of employment.

12.       Effective Date/Plan Documents

This Agreement is effective on the date hereof and shall have no force or effect if the Transactions are not consummated.  Payment of the Bonus is subject to the terms of this Agreement and the applicable plan documents.  In the case of a discrepancy between the Agreement and the applicable plan document, the terms of the applicable plan document will govern.

13.       Death or Disability

In the event of your death or permanent disability, as defined below, you or your beneficiary shall be eligible to receive the Bonus under this Agreement if the Transactions are consummated and when such Bonus payments are made to other Participants under the Program.  For purposes of this section, permanent disability shall have the same meaning as set forth in the Severance Plan.

14.       Successor

This entire Agreement shall be binding on any successor to Tyco.

15.       Complete Agreement

Except as otherwise provided herein, this Agreement is the complete agreement between you and Tyco with respect to the subject matter contained herein and will supercede or replace all prior agreements or understandings between the parties.

16.       Amendments

No modification or amendment hereof shall be valid or binding on either party unless made in writing and signed by both parties or by their duly authorized officers or representatives.

***

Please review this Agreement carefully.  As a key employee of Tyco Electronics, we certainly want to compensate you for your significant efforts and let you know that we appreciate the critical role that you play in the continuing success of Tyco Electronics.

If you are in agreement with the foregoing, please signify your acceptance by signing and dating both copies of this Agreement in the spaces provided and, as indicated on page 1 of this Agreement, returning one copy to me, no later than June 10, 2006.

Very truly yours,

/s/ Jane Leipold

Jane Leipold

Vice President Global Human Resources

Tyco Electronics

Agreed:

Signed By:	/s/ Terrence Curtin
Print Name:	Terrence Curtin
Print Title:	VP
Date:	June 8, 2006